Media contact: Lyndi McMillan, lyndi.mcmillan@navistar.com, 331-332-3181
Investor contact: Marty Ketelaar, marty.ketelaar@navistar.com, 331-332-2706
Web site: www.Navistar.com/newsroom

KEVIN M. SHEEHAN APPOINTED TO NAVISTAR BOARD OF DIRECTORS
Replaces Daniel A. Ninivaggi

LISLE, Ill. - October 10, 2018 - Navistar International Corporation (NYSE: NAV) today announced that Kevin M. Sheehan has been named to its board of directors, effective immediately. Sheehan replaces Daniel A. Ninivaggi, who resigned from the board after more than a year of service.
Throughout his career, Sheehan has held a number of executive roles in the transportation and gaming industries. Most recently, from August 2016 to June 2018, Sheehan served as the president and chief executive officer of Scientific Games, a gaming and lottery company.
Sheehan has been appointed to the board’s audit and compensation committees.
“We welcome Kevin to the board, and look forward to his experience and fresh insight, which I’m confident will continue to drive shareholder value,” said Troy A. Clarke, Navistar chairman, president and chief executive officer. “I also want to thank Dan for his contributions to our company, and we wish him well in his future endeavors.”
Ninivaggi, the chief executive officer of Icahn Automotive Group LLC and a managing director of Icahn Enterprises L.P.’s Automotive Segment, joined Navistar’s board of directors in August 2017.

More about Kevin M. Sheehan
From February 2015 to August 2016, Sheehan taught full time as the John J. Phelan, Jr. Distinguished Visiting Professor of Business at Adelphi University. Prior to that, he held several senior positions with Norwegian Cruise Line Holdings Ltd. from November 2007 to January 2015, including serving as Chief Executive Officer from November 2007 to January 2015 and President from November 2007 to January 2010. Sheehan also previously served as Chairman of the Board and Chief Executive Officer of Cendant Corporation's Vehicle Services Division, which included global responsibility for Avis Rent A Car, Budget Rent A Car, Budget Truck, PHH Vehicle Management, First Fleet and Wright Express. Sheehan serves on the board of directors for Hertz Global Holdings, Inc., Dave & Buster’s, Inc., and New Media Investment Group Inc. Additionally, he was a director of Bob Evans Farms, Inc. from 2013 to 2017. Sheehan is a graduate of Hunter College and New York University Graduate School of Business and is a Certified Public Accountant.

About Navistar
Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

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